UNITED STATES
                                 SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C. 20549
                                            SCHEDULE 13G


                              Under the Securities Exchange Act of 1934
                                         (Amendment No. __)


                                             EVANS, INC.
            _________________________________________________________________
                                          (Name of Issuer)


                                    Common Stock, $.20 par value
            ________________________________________________________________
                                   (Title of Class of Securities)


                                             299155 10 1

                                           (CUSIP Number)
                                           July 7, 1998
                       (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]        Rule 13d-1(b)
[X]        Rule 13d-1(c)
[ ]        Rule 13d-1(d)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------- ----------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Peter Cundill & Associates (Bermuda) Ltd.
          N/A
          ----------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [X]
--------- ----------------------------------------------------------------------
          SEC USE ONLY
   3

          ----------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda
--------- ----------------------------------------------------------------------
                          5       SOLE VOTING POWER

   NUMBER OF SHARES               93,200
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH

                        --------- ----------------------------------------------
                           6
                                  SHARED VOTING POWER

                                  319,754

                        --------- ----------------------------------------------
                           7
                                  SOLE DISPOSITIVE POWER

                                  319,754

                        --------- ----------------------------------------------
                           8
                                  SHARED DISPOSITIVE POWER

                                  184,257
----------------------- --------- ----------------------------------------------
    9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            504,011
----------- --------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             9.98%
             -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             CO, IA (Canadian)
------------ -------------------------------------------------------------------

-------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Peter Cundill Holdings (Bermuda) Ltd.
          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [X]
--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY

--------- ----------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda
--------- ----------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   0
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------
                           6
                                  SHARED VOTING POWER
                                  412,954
                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER
                                  0
                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  504,011
------------ -------------------------------------------------------------------
   9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             504,011
------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES     [ ]

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.98%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON

             HC
------------ -------------------------------------------------------------------

--------- ---------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          F. Peter Cundill
          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                               (b) [X]
--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY



--------- ----------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------- ----------------------------------------------------------------------

      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 73,700
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------

                           6      SHARED VOTING POWER

                                  412,954
                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  0
                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  504,011
----------------------- --------- ----------------------------------------------
      9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             504,011
------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             9.98%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             IN
------------ -------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cundill Value Fund
          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                               (b)  [X]
--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY


--------- ----------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------- ----------------------------------------------------------------------

      NUMBER OF            5
        SHARES                    SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   0
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------

                           6      SHARED VOTING POWER

                                  319,754
                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  0
                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  319,754
----------------------- --------- ----------------------------------------------
     9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             319,754
------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             6.33%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             OO
------------ -------------------------------------------------------------------

Item 1.    (a).    Name of Issuer: Evans, Inc.

           (b).    Address of Issuer's Principal Executive Offices:

                   36 South State Street
                   Chicago, Illinois 60603


Item 2.    (a).    Name of Person Filing:

                  (i) Peter Cundill & Associates (Bermuda) Ltd. ("PCB")
                  (ii) Peter Cundill Holdings (Bermuda) Ltd. ("Holdings")
                  (iii) F. Peter Cundill ("Cundill")
                  (iv) Cundill Value Fund ("Value Fund")


            (b).  Address of Principal Business Office or, if none, Residence:

                  PCB and Holdings:
                  15 Alton Hill
                  Southampton SN01 Bermuda

                  Cundill:
                  Grosvenor House, Apt. 104 - Park Lane
                  London W1A 3AA England

                  Value Fund:
                  1200 Sun Life Plaza
                  1100 Melville Street
                  Vancouver, British Columbia V6E 4A6


             (c). Citizenship or Place of Organization:

                  PCB and Holdings:  Bermuda
                  Cundill and Value Fund:  Canada


             (d). Title of Class of Securities: Common Stock, $.20 par value


             (e). CUSIP Number: 299155 10 1

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a)     [ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o);
                   (b)     [ ] Bank as defined in section 3(a)(6) of the
                               Act (15 U.S.C. 78c);
                   (c)     [ ] Insurance company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c.);
                   (d)     [ ] Investment company registered under section 8 of
                               the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                   (e)     [ ] An investment adviser in accordance with
                               section 240.13d-1(b)(1)(ii)(E);
                   (f)     [ ] An employee benefit plan or endowment fund in
                               accordance with section 240.13d-1(b)(1)(ii)
                               (F);
                   (g)     [ ] A parent holding company or control person in
                               accordance with section 240.13d-1(b)(1)(ii)(G);
                   (h)     [ ] A savings associations as defined in
                               section 3(b) of the Federal Deposit Insurance
                               Act (12 U.S.C. 1813);
                   (i)     [ ] A church plan that is excluded from the
                               definition of an investment company under
                               section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                   (j)     [ ] Group, in accordance with section 240.13d-1(b)(1)
                               (ii)(J).


Item 4.            Ownership.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned:
                   (i)   PCB:  504,011
                   (ii)  Holdings:  504,011
                   (iii) Cundill:  504,011
                   (iv) Value Fund:  319,754

           (b).    Percent of class:
                  (i)   PCB:  9.98%
                  (ii)  Holdings:  9.98%
                  (iii) Cundill:  9.98%
                  (iv)  Value Fund:  6.33%


           (c).    Number of shares as to which the person has:

                    (1)             Sole power to vote or to direct the vote:

                           (i)      PCB:  93,200
                           (ii)     Holdings:   0
                           (iii)    Cundill:  73,700
                           (iv)     Value Fund:  0

                   (2)              Shared power to vote or to direct the vote:

                           (i)      PCB:  319,754
                           (ii)     Holdings:  412,954
                           (iii)    Cundill:  412,954
                           (iv)     Value Fund:  319,754

                   (3)     Sole power to dispose or to direct the
                           disposition of :

                           (i)      PCB:  319,754
                           (ii)     Holdings:  0
                           (iii)    Cundill:  0
                           (iv)     Value Fund:  0


                   (4) Shared power to dispose or to direct the disposition of:

                           (i)      PCB:  184,257
                           (ii)     Holdings:  504,011
                           (iii)    Cundill:  504,011
                           (iv)     Value Fund:  319,754

Item 5.      Ownership  of Five  Percent  or Less of a  Class:

                   Not Applicable

Item 6.      Ownership of More Than Five Percent on Behalf of Another
             Person:


             Cundill Value Fund, an incorporated mutual fund trust governed by the laws of British Columbia, is the beneficial owner of 6.33% of the subject shares.


Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable


Item 8.      Identification and Classification of Members of the Group:

                  Not Applicable


Item 9.       Notice of Dissolution of Group:

                  Not Applicable


Item 10.      Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           PETER CUNDILL & ASSOCIATES
                                           (BERMUDA) LTD.


Date: July 7, 1998                         By: /s/Patrick W.D. Turley
                                               Patrick W.D. Turley
                                               Attorney-in-Fact*


                                           PETER CUNDILL HOLDINGS
                                           (BERMUDA) LTD.


Date:  July 7, 1998                        By: /s/Patrick W.D. Turley
                                               Patrick W.D. Turley
                                               Attorney-in-Fact*


                                           F. PETER CUNDILL


Date:  July 7, 1998                        By: /s/Patrick W.D. Turley
                                               Patrick W.D. Turley
                                               Attorney-in-Fact*

                                           CUNDILL VALUE FUND


Date:  July 7, 1998                        By: /s/Patrick W.D. Turley
                                               Patrick W.D. Turley
                                               Attorney-in-Fact*

*Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.

                                      EXHIBIT 1

JOINT FILING AGREEMENT AMONG PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., F. PETER CUNDILL, AND CUNDILL VALUE FUND

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange
Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

PETER CUNDILL & ASSOCIATES (BERMUDA) LTD., PETER CUNDILL HOLDINGS (BERMUDA) LTD., F. PETER CUNDILL, AND CUNDILL VALUE FUND hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.




                                              PETER CUNDILL & ASSOCIATES
                                              (BERMUDA) LTD.


Date: July 7, 1998                             By: /s/Patrick W.D. Turley
                                                   Patrick W.D. Turley
                                                   Attorney-in-Fact*


                                              PETER CUNDILL HOLDINGS
                                              (BERMUDA) LTD.


Date:  July 7, 1998                           By: /s/Patrick W.D. Turley
                                                  Patrick W.D. Turley
                                                  Attorney-in-Fact*

                                              F. PETER CUNDILL


Date: July 7, 1998                           By: /s/Patrick W.D. Turley
                                                 Patrick W.D. Turley
                                                 Attorney-in-Fact*

                                             CUNDILL VALUE FUND


Date: July 7, 1998                           By: /s/Patrick W.D. Turley
                                                 Patrick W.D. Turley
                                                 Attorney-in-Fact*

*Pursuant to Power of Attorney on file with the Commission and incorporated by reference herein.